Spencer Clarke

Investment Banking
MEMBER FINRA • SIPC
1111 Lincoln Road Suite 500
Miami Beach, Fl 33139
(P) 305-600-4369 • (F) 212-446-6191
www.spencerclarke.com
Assistant@SpencerClarke.com

June 20 2022

ZERIFY INC.

Formerly known as: STRIKEFORCE TECHNOLOGIES, INC
Attn: Mark L. Kay -Chief Executive Officer
1090 King Georges Post Road, Suite 603
Edison, NJ 08837

RE: Addendum to Letter Of Engagement dated July 7 2020 and the November 11, 2020 & April 20,2021 Addendums between Spencer Clarke LLC and STRIKEFORCE TECHNOLOGIES, INC, renamed, ZERIFY INC.

Upon acceptance, (indicated by your signature below), this Addendum agreement (the "**Addendum**") will confirm the highlighted updates,changes and modifications of the July 7 2020 Letter of Engagement between the Placement Agent and the Company.

In referernce to the #9 Extensions provision:

"This agreement allows for extensions up to a maximum of five (5) years." , *will change to:*

This agreement allows for extensions up to a maximum of **three (3) years**. (ending July 1,2023)

In referernce to the Schedelue A Placement Fees provisions:

Equity / Convertible Preferred / Convertible Debt Placement Success Fee ("Equity Placement"):

"The % success fee will be: 10.00% (ten percent) on the first $5 million of each financings; 8% (eight percent) on the next $5 million of each financings,and then 6% (six percent) cash fee on all money and commitments above $10 million per financing." , *will change to:*

"The % cash success fee will be: **6% (six percent)** cash fee on all money and commitments per financing."

"Reg A Offerings or 3(A)(10) Fees: 5% cash fee" , *will change to:*

"Reg A Offerings or 3(A)(10) Fees: Will pay a 5% cash fee and a **5% warrant fee** as per Warrant Coverage section. The Regulation A offering, will have **No Offsets**. No proceeds from the Reg A offering will used to satisfy any outstanding obligations, nor monthly advisory fees,"

....

"**Warrant Coverage:** In addition to the other fees payable The Company agrees to issue to Spencer Clarke (or its designated affiliates or assignees), upon the closing of any financing or corporate finance activity, seven (7) year cashless warrants ("Warrants") equal to 10% of the capital raised, debt incurred or Mezzanine Credit Facility that is secured, in common stock of the Company, on a fully diluted basis, and based on the net valuation of said financing." , *will change to:*

www.SpencerClarke.com 1111 Lincoln Rd. Suite 500 Miami Beach , FL 33139 Tel 305-600-3268 Fax 212.446.6191

"**Warrant Coverage:** In addition to the other fees payable The Company agrees to issue to Spencer Clarke (or its designated affiliates or assignees), upon the closing of any financing or corporate finance activity, **five (5) year** cashless warrants ("Warrants") equal to **six percent (6%)** of the capital raised, debt incurred or Mezzanine Credit Facility that is secured, in common stock of the Company, on a fully diluted basis, and based on the net valuation of said financing."

In referernce to the #16 Notices provision;

All notices will be in writing and will be effective when delivered in person or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing (copies shall not constitute notice):

To the Company:
Zerify Inc.
Attn: Mark L. Kay -Chief Executive Officer
1090 King Georges Post Road, Suite 603
Edison, NJ 08837
Fax No.: 732-661-9641

To Spencer Clarke:
Spencer Clarke LLC
1111 Lincoln Rd. Suite 500
Miami, FL 33139
Attention: Reid Drescher, Chief Executive Officer
Fax: (212) 446-6191 / RDrescher@SpencerClarke.com

If you are in agreement with the foregoing, please execute and return a copy of this engagement letter to the undersigned. This Agreement may be executed in counterparts, electronic mail and by facsimile transmission.

Agreed to and Accepted this 21st day of June , 2022 :

For: ZERIFY INC.
Formerly known as: STRIKEFORCE TECHNOLOGIES, INC

By: [signature]
Name: Mark L. Kay
Title: Chief Executive Officer

For: SPENCER CLARKE LLC

Reid Drescher

Name: Reid Drescher
Title: President & CEO